Exhibit 99.1

Transocean Ltd. Investor Relations and Communications Dept.

Analyst Contact:	Greg Panagos 713-232-7551	News Release FOR RELEASE: Feb. 17, 2009

Media Contact:	Guy A. Cantwell 713-232-7647

TRANSOCEAN LTD. REPORTS

FOURTH QUARTER AND FULL-YEAR 2008 RESULTS

ZUG, SWITZERLAND—Transocean Ltd. (NYSE: RIG) today reported net income for the three months ended December 31, 2008 of $800 million, or $2.50 per diluted share. Revenues for the fourth quarter 2008 totaled a record $3.270 billion. The results compare to net income of $1.056 billion, or $4.17 per diluted share, for the three months ended December 31, 2007. For the three months ended December 31, 2007, revenues were $2.077 billion.

Fourth quarter 2008 results were adversely impacted by certain net charges, after tax, totaling $385 million, or $1.19 per diluted share, as follows:

•	$208 million of goodwill and other impairments related to drilling management services,
•	$97 million of write-downs to fair market value for the GSF Arctic II and GSF Arctic IV semi-submersible rigs held for sale,
•

$46 million for depreciation, depletion and amortization expense resulting from an adjustment to the useful life assigned to certain rigs acquired in the merger with GlobalSantaFe Corporation (the “Merger”),

•	$20 million of discrete tax items, write-downs of oil and gas properties and costs related to the Merger,
•

$17 million of write-offs for uncollectible accounts receivable associated with the Sedco 712 rig contract after the operator announced it had been placed into administration (a form of bankruptcy protection under U.K. law),

•	$18 million for materials and supplies obsolescence, and
•	Partially offset by $21 million of income related to the sales contract termination fee on the Transocean Nordic and income from the TODCO tax sharing agreement.

Net income of $1.056 billion for the three months ended December 31, 2007 included after-tax income of $194 million, or $0.77 per diluted share, resulting primarily from the sale of the Peregrine I drillship and benefits from discrete tax items (which were partially offset by Merger-related costs and losses on the early retirement of debt). On November 27, 2007, Transocean Inc. reclassified its ordinary shares into cash and shares (the “Reclassification”) in connection with the Merger. Reported results for the fourth quarter and full year 2007 included approximately one month from GlobalSantaFe’s operations and the impact of recording GlobalSantaFe’s assets and liabilities at fair market value as required by generally accepted accounting principles.

Diluted earnings per share for the fourth quarter 2007 is based on a weighted average diluted share count of 254 million shares, which included the effect of restating the historical share count for the Reclassification. The weighted average diluted share count for the fourth quarter 2007 without restatement would have been 309(1) million shares.

For the year ended December 31, 2008, net income totaled $4.202 billion, or $13.09 per diluted share, on revenues of $12.674 billion. Net income for the twelve months ended December 31, 2008 included after-tax charges of $401 million, or $1.24 per diluted share, resulting primarily from the fourth quarter items listed above, in addition to a loss on short-term investments and a loss from the early retirement of debt.

For 2007, net income was $3.131 billion, or $14.14 per diluted share, on revenues of $6.377 billion. Net income for the year ended December 31, 2007 included after-tax income of $563 million relating to payments received under the TODCO tax sharing agreement, rig sales and discrete tax items.

On December 18, 2008, Transocean completed the change of place of incorporation of its holding company from the Cayman Islands to Switzerland (the “Redomestication”). As a result of the Redomestication, Transocean Ltd. succeeded Transocean Inc. as the holding company for the Transocean group of companies. The financial results disclosed herein are provided on a consolidated basis for the Transocean group of companies.

Operations Quarterly Review

Revenues for the three months ended December 31, 2008 increased to $3.270 billion, compared to revenues of $3.192 billion during the three months ended September 30, 2008. The $78 million quarter-to-quarter increase in total revenues included $131 million of higher contract drilling revenues, reflecting an increase in average dayrates and a decrease in out-of-service time for planned shipyards. A $43 million decrease in other revenues partially offset these increases and resulted primarily from decreases in non-drilling activities. The average dayrate for the fleet increased 3.8 percent from $242,200 in the third quarter to $251,500 in the fourth quarter.

Operating and maintenance expenses totaled $1.408 billion for the fourth quarter 2008, down $18 million or 1.3 percent, compared to $1.426 billion for the prior quarter. The quarter-to-quarter reduction in operating and maintenance costs was primarily the result of non-drilling cost reductions of $46 million and a $17 million decline in maintenance and shipyard costs, partially offset by $23 million of bad debt expense related to the Sedco 712 customer receivable and $21 million of charges related to obsolescence of materials and supplies.

Depreciation, depletion and amortization expense increased to $396 million in the fourth quarter 2008 versus $336 million for the third quarter 2008. The $60 million quarter-to-quarter increase includes $46 million for adjustments to the depreciable lives of certain rigs acquired in the Merger, a $6 million write-down of oil and gas properties and $8 million of other miscellaneous items.

General and administrative expenses were $59 million for the fourth quarter 2008 compared to $46 million in the prior quarter. The $13 million increase was due, in part, to $8 million of additional professional fees, including $4 million related to the Redomestication and $4 million of additional Merger-related costs.

For the fourth quarter 2008, field operating income(2) (defined as revenues less operating and maintenance expenses) increased 5.4 percent to $1.862 billion compared to $1.766 billion for the third quarter 2008. The increase was primarily due to the higher revenues and reduced operating and maintenance expenses, as discussed above.

Liquidity and Interest Expense

Interest expense, net of amounts capitalized for the fourth quarter 2008, increased to $121 million compared to $100 million in the third quarter 2008. The increase included $11 million from higher interest rates and $10 million from reduced capitalized interest. As of December 31, 2008, total debt was $14.186 billion, a decrease of $597 million from September 30, 2008.

Cash flow from operating activities decreased to $1.196 billion for the fourth quarter 2008 compared to $1.270 billion for the third quarter 2008. For the full year 2008, cash flow from operating activities totaled $4.959 billion compared to $3.073 billion for the full year 2007.

Effective Tax Rate

Transocean’s Annual Effective Tax Rate(3), which excludes various discrete items, for each of the fourth quarter 2008 and the full year ended December 31, 2008 was 15.8 percent and 14.0 percent, respectively. The Effective Tax Rate(4) for each of the fourth quarter 2008 and the full year ended December 31, 2008 was 20.8 percent and 15.0 percent, respectively. Transocean’s Effective Tax Rate(4) for both periods reflects the impact of various discrete items primarily related to the tax effect of the impairment losses that are non-deductible for tax purposes, largely offset by changes in estimates.

Conference Call Information

Transocean will conduct a teleconference call at 10:00 a.m. Eastern time, 4:00 p.m. Swiss time, on February 17, 2009. To participate, dial 913-312-1268 and refer to confirmation code 5215304 approximately five to 10 minutes prior to the scheduled start time of the call.

In addition, the conference call will be simultaneously broadcast over the Internet in a listen-only mode and can be accessed by logging onto Transocean’s website at www.deepwater.com and selecting “Investor Relations/News & Events/Webcasts & Presentations.” A file containing four charts to be discussed during the conference call, titled “4Q08 Charts,” has been posted to Transocean’s website and can also be found by selecting “Investor Relations/News & Events/Webcasts & Presentations.” The conference call may also be accessed via the Internet at www.CompanyBoardroom.com by typing in Transocean’s New York Stock Exchange trading symbol, “RIG.”

A telephonic replay of the conference call should be available after 1:00 p.m. Eastern time, 7:00 p.m. Swiss time, on February 17, 2009 and can be accessed by dialing 719-457-0820 and referring to the passcode 5215304. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced Worldwide Web addresses.

Transocean is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 136 mobile offshore drilling units plus 10 announced ultra-deepwater newbuild units, Transocean's fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. Transocean owns or operates a contract drilling fleet of 39 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 28 Midwater Floaters, 10 High-Specification Jackups, 55 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide.

(1) The weighted average diluted share count for the quarter without restatement is calculated by assuming the Transocean share count without the effect of the Reclassification for October 2007 and November 2007 and with the effect of the Reclassification for December 2007. The weighted average diluted share count for 2007 without restatement is calculated by assuming the Transocean share count without the effect of the Reclassification for January 2007 through November 2007 and with the effect of the Reclassification for December 2007.

(2) For a reconciliation of operating income before general and administrative expense to field operating income, see the accompanying schedule entitled “Non-GAAP Financial Measures and Reconciliations—Operating Income Before General and Administrative Expense to Field Operating Income.”

(3) Annual Effective Tax Rate is defined as income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income before income taxes excluding gains on sales and similar items pursuant to Financial Accounting Standards Board Interpretation No. 18. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

(4) Effective Tax Rate is defined as income tax expense divided by income before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

###

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Operating revenues
Contract drilling revenues	$2,830	$1,860	$10,756	$5,948
Contract drilling intangible revenues	133	88	690	88
Other revenues	307	129	1,228	341

	3,270	2,077	12,674	6,377

Costs and expenses
Operating and maintenance	1,408	923	5,355	2,781
Depreciation, depletion and amortization	396	195	1,436	499
General and administrative	59	60	199	142

	1,863	1,178	6,990	3,422

Impairment loss	(320)	—	(320)	—
Gain (loss) from disposal of assets, net	(3)	254	(7)	284

Operating income	1,084	1,153	5,357	3,239

Other income (expense), net
Interest income	2	13	32	30
Interest expense, net of amounts capitalized	(121)	(79)	(469)	(172)
Loss on retirement of debt	—	(8)	(3)	(8)
Other, net	46	—	26	295

	(73)	(74)	(414)	145

Income before income taxes and minority interest	1,011	1,079	4,943	3,384
Income tax expense	210	23	743	253
Minority interest	1	—	(2)	—

Net income	$800	$1,056	$4,202	$3,131

Earnings per share
Basic	$2.51	$4.27	$13.20	$14.65
Diluted	$2.50	$4.17	$13.09	$14.14

Weighted average shares outstanding
Basic	319	247	318	214
Diluted	320	254	321	222

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

(Unaudited)

	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$963	$1,241
Short-term investments	333	—
Accounts receivable, net
Trade	2,798	2,209
Other	66	161
Materials and supplies, net	432	333
Deferred income taxes, net	63	119
Assets held for sale	464	—
Other current assets	230	233

Total current assets	5,349	4,296

Property and equipment	25,802	24,545
Less accumulated depreciation	4,975	3,615

Property and equipment, net	20,827	20,930

Goodwill	8,128	8,219
Other assets	867	919

Total assets	$35,171	$34,364

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$914	$805
Accrued income taxes	317	99
Debt due within one year	664	6,172
Other current liabilities	806	826

Total current liabilities	2,701	7,902

Long-term debt	13,522	11,085
Deferred income taxes, net	666	681
Other long-term liabilities	1,755	2,125

Total long-term liabilities	15,943	13,891

Commitments and contingencies
Minority interest	3	5
Preference shares, none authorized, issued and outstanding at December 31, 2008; preference shares, $0.10 par value, 50,000,000 shares authorized, none issued and outstanding at December 31, 2007	—	—
Shares, CHF 15.00 par value, 502,852,947 authorized, 167,617,649 contingently authorized, 335,235,298 issued and 319,262,113 outstanding at December 31, 2008; ordinary shares, $0.01 par value, 800,000,000 shares authorized, 317,222,909 shares issued and outstanding at December 31, 2007	4,444	3
Additional paid-in capital	6,492	10,799
Accumulated other comprehensive loss	(420)	(42)
Retained earnings	6,008	1,806

Total shareholders’ equity	16,524	12,566

Total liabilities and shareholders’ equity	$35,171	$34,364

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2008	2007	2008	2007
Cash flows from operating activities
Net income	$800	$1,056	$4,202	$3,131
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of drilling contract intangibles	(133)	(88)	(690)	(88)
Depreciation, depletion and amortization	396	195	1,436	499
Share-based compensation expense	15	48	64	78
Excess tax benefit from share-based compensation plans	1	(37)	(10)	(70)
(Gain) loss from disposal of assets, net	3	(254)	7	(284)
Impairment loss	320	—	320	—
Impairment of short-term investments	—	—	16	—
Deferred revenues, net	(11)	34	11	52
Deferred expenses, net	17	(38)	(115)	(55)
Deferred income taxes	4	(42)	8	(40)
Other, net	28	16	31	22
Changes in operating assets and liabilities	(244)	25	(321)	(172)

Net cash provided by operating activities	1,196	915	4,959	3,073

Cash flows from investing activities
Capital expenditures	(505)	(320)	(2,208)	(1,380)
Business combination	—	(5,129)	—	(5,129)
Cash balances acquired in business combination	—	695	—	695
Proceeds from disposal of assets, net	—	317	348	379
Short-term investments	—	—	(408)	—
Proceeds from maturities of short-term investments	59	—	59	—
Joint ventures and other investments, net	(2)	(239)	13	(242)

Net cash used in investing activities	(448)	(4,676)	(2,196)	(5,677)

Cash flows from financing activities
Change in short-term borrowings, net	(684)	1,500	(837)	1,500
Proceeds from issuance of debt and borrowings under other credit facilities	307	24,095	2,661	24,095
Repayments of debt and payments under other credit facilities	(220)	(11,333)	(4,893)	(12,033)
Financing costs	(14)	(96)	(24)	(106)
Repurchase of shares	—	—	—	(400)
Payment to shareholders for Reclassification	—	(9,859)	(1)	(9,859)
Proceeds from (payments for) exercise of warrants, net	(3)	24	(7)	40
Proceeds from share-based compensation plans, net	2	16	51	72
Excess tax benefit from share-based compensation plans	(1)	37	10	70
Other, net	(1)	—	(1)	(1)

Net cash provided by (used in) financing activities	(614)	4,384	(3,041)	3,378

Net increase (decrease) in cash and cash equivalents	134	623	(278)	774

Cash and cash equivalents at beginning of period	829	618	1,241	467

Cash and cash equivalents at end of period	$963	$1,241	$963	$1,241

Transocean Ltd.

Fleet Operating Statistics

	Operating Revenues ($ Millions)(1)
	Three months ended			Twelve months ended December 31,
	December 31, 2008	September 30, 2008	December 31, 2007	2008	2007
Contract Drilling Revenues
High-Specification Floaters:
Ultra Deepwater Floaters	$673	$617	$453	$2,456	$1,509
Deepwater Floaters	331	323	290	1,355	1,069
Harsh Environment Floaters	164	163	120	646	478
Total High-Specification Floaters	1,168	1,103	863	4,457	3,056
Midwater Floaters	797	690	534	2,812	1,711
High-Specification Jackups	146	144	64	594	100
Standard Jackups	709	749	386	2,842	1,023
Other Rigs	10	13	13	51	58
Subtotal	2,830	2,699	1,860	10,756	5,948
Contract Intangible Revenue	133	143	88	690	88
Other Revenues
Client Reimbursable Revenues	51	55	35	203	126
Integrated Services and Other	49	58	50	186	171
Drilling Management Services	194	211	35	758	35
Oil and Gas Properties	13	26	9	81	9
Subtotal	307	350	129	1,228	341
Total Company	$3,270	$3,192	$2,077	$12,674	$6,377

	Average Dayrates(1)
	Three months ended			Twelve months ended December 31,
	December 31, 2008	September 30, 2008	December 31, 2007	2008	2007
High-Specification Floaters:
Ultra Deepwater Floaters	$423,600	$401,300	$346,100	$399,200	$316,000
Deepwater Floaters	$299,000	$322,700	$265,300	$305,400	$236,600
Harsh Environment Floaters	$358,900	$363,500	$326,300	$361,500	$291,300
Total High-Specification Floaters	$370,500	$369,300	$311,600	$360,100	$279,500
Midwater Floaters	$329,200	$292,900	$274,600	$303,800	$249,900
High-Specification Jackups	$169,100	$178,500	$173,400	$174,800	$155,700
Standard Jackups	$156,100	$158,700	$130,800	$152,500	$119,600
Other Rigs	$37,800	$48,900	$48,500	$46,200	$52,700
Total Drilling Fleet	$251,500	$242,200	$224,000	$240,300	$211,900

	Utilization(1)
	Three months ended			Twelve months ended December 31,
	December 31, 2008	September 30, 2008	December 31, 2007	2008	2007
High-Specification Floaters:
Ultra Deepwater Floaters	96%	93%	97%	93%	98%
Deepwater Floaters	75%	68%	75%	76%	78%
Harsh Environment Floaters	100%	98%	80%	98%	90%
Total High-Specification Floaters	88%	83%	85%	87%	87%
Midwater Floaters	92%	88%	95%	87%	95%
High-Specification Jackups	94%	87%	100%	93%	100%
Standard Jackups	90%	93%	91%	91%	87%
Other Rigs	99%	100%	97%	100%	99%
Total Drilling Fleet	90%	89%	90%	89%	90%

(1)	Average daily revenue is defined as contract drilling revenue earned per revenue earning day in the period. A revenue earning day is defined as a day for which a rig earns dayrate after commencement of operations. Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period for all drilling rigs in our fleet.

Transocean Ltd. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

Operating Income Before General and Administrative Expense

to Field Operating Income

(In millions)

	Three months ended			Twelve months ended
	Dec. 31, 2008	Sep. 30, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
Operating revenue	$3,270	$3,192	$2,077	$12,674	$6,377
Operating and maintenance expense	1,408	1,426	923	5,355	2,781
Depreciation, depletion and amortization	396	336	195	1,436	499
Impairment loss	320	—	—	320	0
(Gain) loss from disposal of assets, net	3	1	(254)	7	(284)

Operating income before general and administrative expense	1,143	1,429	1,213	5,556	3,381
Add back (subtract):
Depreciation, depletion and amortization	396	336	195	1,436	499
Impairment loss	320	—	—	320	—
(Gain) loss from disposal of assets, net	3	1	(254)	7	(284)

Field operating income	$1,862	$1,766	$1,154	$7,319	$3,596

Transocean Ltd. and Subsidiaries

Supplemental Effective Tax Rate Analysis

(In millions)

	Three months ended			Twelve months ended
	Dec. 31, 2008	Sept. 30, 2008	Dec. 31, 2007	Dec. 31, 2008	Dec. 31, 2007
Income (Loss) before income taxes and minority interest	$1,011	$1,278	$1,079	$4,943	$3,384
Add back (subtract):
Impairment loss	326	—	—	326	—
Change to estimated useful lives of certain LGSF rigs	46	—	—	46	—
Sedco 712 bad debt provision	23	—	—	23	—
Materials and supplies obsolescence provision	21	—	—	21	—
GSF Merger related costs	2	1	82	6	82
Contract termination fee—Transocean Nordic	(17)	—	—	(17)	—
Income from TODCO tax sharing agreement	(4)	(14)	(1)	(18)	(277)
Gain on disposal of assets, net	—	—	(233)	—	(264)
Loss on The Reserve Funds	—	16	—	16	—
Loss on retirement of debt	—	—	8	3	8

Adjusted income before income taxes	1,408	1,281	935	5,349	2,933

Income tax expense	210	175	23	743	253
Add back (subtract):			—
Impairment loss	17	—	—	17	—
Sedco 712 bad debt provision	6	—	—	6	—
Materials and supplies obsolescence provision	3	—	—	3	—
GSF Merger related costs	—	1	15	1	15
Loss on The Reserve Funds	—	2	—	2	—
Gain on disposal of assets, net	—	—	—	—	(3)
Changes in estimates (1)	(14)	15	36	(24)	101

Adjusted income tax expense (2)	$222	$193	$74	$748	$366

Effective Tax Rate (3)	20.8%	13.7%	2.1%	15.0%	7.5%

Annual Effective Tax Rate (4)	15.8%	15.1%	7.9%	14.0%	12.5%

(1)	Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in deferred taxes valuation allowances on deferred taxes and other tax liabilities.
(2)	The three months ended Dec. 31, 2008 include $28 million of additional tax expense (benefit) reflecting the catch-up effect of an increase (decrease) in the annual effective tax rate from the previous quarter estimate.
(3)	Effective Tax Rate is income tax expense divided by income before income taxes and minority interest.
(4)	Annual Effective Tax Rate is income tax expense excluding various discrete items described above (such as changes in estimates and tax on items excluded from income before income taxes) divided by income before income taxes and minority interest excluding the items described above including gains on sales and similar items pursuant to Financial Accounting Standards Board Interpretation No. 18.